EXHIBIT 99.1

Company Contacts:
Tamara A. Seymour	Pete De Spain
CFO and Vice President,	Director, Investor Relations
Finance & Administration	& Corporate Communications
Favrille, Inc.	Favrille, Inc.
(858) 526-8035	(858) 526-2426
tseymour@favrille.com	pdespain@favrille.com

Favrille Reports Second Quarter 2007 Financial Results

San Diego — Aug. 9, 2007 — Favrille, Inc. (Nasdaq: FVRL), a biopharmaceutical company developing patient-specific, active immunotherapies for the treatment of cancer, today reported its financial results for the second quarter of 2007. For the three and six months ended June 30, 2007, the Company reported net losses of $12.4 million, or $0.38 per share, and $22.9 million, or $0.73 per share, respectively, compared to a net loss of $9.8 million, or $0.34 per share, and $20.7 million, or $0.81 per share, for the same periods in 2006.

“The second quarter was highlighted by the expansion of our pipeline through the acquisition of a series of optimized anti-CD20 antibodies,” said John P. Longenecker, Ph.D., President and Chief Executive Officer of Favrille. “The acquisition of these anti-CD20 antibodies is an extension of our commitment to developing next-generation treatment approaches for B-cell non-Hodgkin’s lymphoma (NHL). In addition, we initiated manufacture of FavId in our recently completed commercial-scale manufacturing facility during the quarter and are in the process of validating the facility in preparation for the commercial launch of FavId®.

“Meanwhile, we are approaching the analysis of our primary endpoint, time to disease progression (TTP), in our pivotal Phase 3 clinical trial of FavId,” Dr. Longenecker continued. “We initiated the trial in July 2004 and completed enrollment in January 2006 with 349 patients randomized one-to-one into the trial. According to our Special Protocol Assessment with the Food & Drug Administration, the triggers for this analysis are either a specified number of progressions or a predetermined patient observation time. Our primary focus has been on the pre-specified number of progressions. However, as previously communicated, we have experienced a slowing in the rate of progressions over the past several months. The consequence of this is that we are now evaluating use of the other option, patient observation time, for triggering the analysis. The analysis of our primary endpoint is now projected to occur in the first half of 2008.”

Second Quarter 2007 Financial Review

Research and development expense was approximately $9.6 million and $17.6 million for the three and six months ended June 30, 2007, respectively, compared to approximately $7.5 million and $15.9 million for the same periods in 2006. The increases were primarily due to additional expenses for personnel and stock-based compensation and increases in facility rent and operating costs, supplies and depreciation related to the facility expansion; offset by decreases in expenses associated with the pivotal Phase 3 clinical trial related to the completion of patient enrollment into the trial in January 2006. Total stock-based compensation included in research and development was approximately $610,000 and $1 million for the three and six months ended June 30, 2007, compared to approximately $485,000 and $918,000 for the same periods in 2006.

Marketing, general and administrative expense was approximately $2.9 million and $5.9 million for the three and six months ended June 30, 2007, respectively, compared to approximately $2.9 million and $5.6 million for the same periods in 2006. The increase primarily reflects an increase in compensation costs associated with additional personnel in the Company’s commercial organization and additional stock-based compensation; offset by a decrease in consulting and outside services related to a software implementation project and strategic marketing programs expensed in 2006. Total stock-based compensation included in marketing, general and administrative expense was approximately $594,000 and $1.2 million for the three and six months ended June 30, 2007, compared to approximately $499,000 and $946,000 for the same periods in 2006.

As of June 30, 2007, cash, cash equivalents and short term investments were approximately $30 million, compared to $42.4 million at December 31, 2006. The decrease resulted primarily from net cash used to fund ongoing operations partially offset by the $10 million in gross proceeds from the registered direct offering of common stock in February 2007.

“We expect total operating expenses for the full year 2007 to be in the range of $48 million to $52 million, including an estimated $4 million to $5 million in stock-based compensation,” said Tamara A. Seymour, Chief Financial Officer of Favrille. “We believe our cash on hand along with access to the committed equity financing facility we established with Kingsbridge Capital Limited in December 2006 should be sufficient to fund operations through the first half of 2008.”

Recent Highlights

•      Acquired Optimized Anti-CD20 Antibodies. Favrille acquired a series of optimized anti-CD20 antibodies from Diversa Corporation (now Verenium Corporation) in June. Favrille obtained the panel of anti-CD20 antibodies, which have been optimized using Diversa’s proprietary Human Framework Reassembly™ technology, along with the corresponding patents and an exclusive, royalty-free license to selected pending patents for commercialization of the panel.

•      Announced Data from Phase 2 Clinical Trial of FavId in Europe. Favrille announced interim data from a Phase 2 clinical trial of FavId in patients with indolent B-cell NHL. The data were reported at the Congress of the European Hematology Association in Vienna in June. The Company is encouraged by the preliminary results from this trial, which included patients with various forms of indolent B-cell NHL, as well as by the feasibility of administering a patient-specific active immunotherapy, manufactured in the U.S., in patients in Europe.

•      Reported Status of Phase 2 Clinical Trial of FavId with Maintenance Rituxan. Favrille announced data from a Phase 2 clinical trial of FavId in combination with maintenance Rituxan for the treatment of indolent B-cell NHL. The progress of this trial was reported at the American Society of Clinical Oncology Annual Meeting in Chicago in June. The early data show that concurrent treatment with maintenance Rituxan and FavId is feasible and well tolerated. This is the first clinical trial of an Id-KLH active immunotherapy in combination with a maintenance Rituxan regimen.

Conference Call and Webcast Information

Favrille management will host a conference call today to discuss the second quarter 2007 financial results at 4:30 p.m. Eastern Time. A live audio webcast of management’s presentation will be available at www.favrille.com. Alternatively, callers may participate in the conference call by dialing (800) 322-5044 or (617) 614-4927, passcode 58433289. A telephone replay of the call will also be available for 48 hours. The telephone replay can be accessed by dialing (888) 286-8010 or (617) 801-6888, passcode 35651340.

About Favrille, Inc.

Favrille, Inc. is a biopharmaceutical company focused on the development and commercialization of targeted immunotherapies for the treatment of cancer and other diseases of the immune system. The Company’s lead product candidate, FavId, is based upon unique genetic information extracted from a patient’s tumor. FavId is currently under investigation in a pivotal Phase 3 clinical trial for patients with follicular B-cell NHL and Phase 2 clinical trials in other B-cell NHL indications. The Company is developing additional applications based on its immunotherapy expertise and proprietary cost-effective manufacturing technology, including a second product candidate, FAV-201, for the treatment of cutaneous T-cell lymphoma.

# # #

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, references to Favrille’s product candidates, proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Favrille’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to progress and timing of clinical trials for FavId, including difficulties or delays in development, testing, manufacturing and marketing FavId or Favrille’s other product candidates; delays in the availability of data from Favrille’s Phase 3 clinical trial; Favrille’s ability to obtain marketing approval for FavId or Favrille’s other product candidates and the timing of any such approvals, including whether a clinically meaningful response improvement can serve as the basis for accelerated approval of FavId and whether it will receive expedited review as a result of the Fast Track designation; Favrille’s ability to demonstrate that its idiotype protein produced from insect cell lines may stimulate a more effective immune response compared to idiotype protein derived from mammalian cells; Favrille’s ability to manufacture sufficient quantities of FavId for use in clinical trials and, if FavId receives marketing approval, for commercialization; risks associated with achieving projected operating metrics and financial performance or the anticipated number of patients using FavId; potential delays in patient enrollment; Favrille’s ability to obtain additional financing to support its operations, including the conditions to the Company’s ability to access the committed equity financing facility and therefore fund operations through the first half of 2008; and additional risks discussed in Favrille’s filings with the Securities and Exchange Commission. In addition, conclusions regarding the safety and efficacy of Favrille’s product candidates cannot be made until the results of future clinical trials of longer duration in more patients are known. All forward-looking statements are qualified in their entirety by this cautionary statement. Favrille is providing this information as of the date of this release and, except as required by law, does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

FAVRILLE, INC.

(a development stage company)

BALANCE SHEETS

(in thousands, except share and per share data)

	June 30, 2007	December 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,577	$14,249
Short-term investments	13,433	28,160
Receivables	219	242
Prepaid expenses and other current assets	1,071	608
Total current assets	31,300	43,259
Property and equipment, net	34,057	25,071
Restricted cash	3,451	3,451
Other assets	492	508
Total assets	$69,300	$72,289
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$6,692	$6,779
Current portion of debt	5,890	4,976
Total current liabilities	12,582	11,755
Debt, less current portion	7,870	5,754
Deferred rent	14,713	10,145
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value 5,000,000 shares authorized at June 30, 2007 and December 31, 2006; no shares issued and outstanding at June 30, 2007 and December 31, 2006	—	—
Common stock, $0.001 par value:
Authorized shares, 75,000,000 at June 30, 2007 and December 31, 2006;
Issued and outstanding shares— 32,505,002 and 29,060,081 at June 30, 2007 and December 31, 2006, respectively	33	29
Additional paid-in capital	212,912	200,497
Accumulated other comprehensive loss	3	3
Deficit accumulated during the development stage	(178,813)	(155,894)
Total stockholders’ equity	34,135	44,635
Total liabilities and stockholders’ equity	$69,300	$72,289

FAVRILLE, INC.

(a development stage company)

STATEMENTS OF OPERATIONS

(in thousands, except per share data)

Unaudited

	Three Months ended June 30,		Six Months ended June 30,
	2007	2006	2007	2006
Operating expenses:
Research and development	$9,623	$7,462	$17,620	$15,883
General and administrative	2,948	2,919	5,860	5,620
Total operating expenses	12,571	10,381	23,480	21,503
Interest income	497	798	1,062	1,231
Interest expense	(314)	(213)	(501)	(379)
Other expense	—	(29)	—	(29)
Total other income, net	183	556	561	823
Net loss applicable to common stockholders	$(12,388)	$(9,825)	$(22,919)	$(20,680)
Historical net loss per share:
Basic and diluted	$(0.38)	$(0.34)	$(0.73)	$(0.81)
Weighted-average shares-basic and diluted	32,434,847	28,708,766	31,598,037	25,597,762

FAVRILLE, INC.

(a development stage company)

STATEMENTS OF CASH FLOWS

(in thousands)

Unaudited

	Six Months ended
	June 30,
	2007	2006
Operating activities
Net loss	$(22,919)	$(20,680)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,484	1,010
Stock-based compensation	2,259	1,864
Amortization of premium/discount on short-term investments	(334)	(162)
Other	64	269
Changes in operating assets and liabilities:
Other assets	(435)	(333)
Accounts payable and accrued liabilities	(317)	1,551
Deferred rent	873	693
Net cash used in operating activities	(19,325)	(15,788)
Investing activities
Purchases of property and equipment	(6,535)	(2,595)
Purchases of short-term investments	(11,337)	(32,055)
Maturities of short-term investments	26,400	21,848
Restricted cash	—	(1,901)
Net cash provided by (used in) investing activities	8,528	(14,703)
Financing activities
Proceeds from debt	5,623	3315
Payments on debt	(2,659)	(1,249)
Issuance of common stock and warrants	10,161	45,183
Repurchase of restricted common stock	—	(6)
Net cash provided by financing activities	13,125	47,243
Net increase in cash and cash equivalents	2,328	16,752
Cash and cash equivalents at beginning of period	14,249	12,065
Cash and cash equivalents at end of period	$16,577	$28,817

Supplemental schedule of non-cash investing and financing activities:
Capitalized interest recorded as property, plant and equipment	$231	$—
Accrued property and equipment acquisitions	$232	$—
Leasehold improvements acquired under tenant improvement allowance	$3,696	$—